TRONC ACQUIRES THE VIRGINIAN-PILOT

tronc adds Virginia’s #1 Daily Newspaper

CHICAGO, May 29, 2018 - tronc, Inc. (NASDAQ: TRNC) today announced that it has acquired all of the outstanding interests of The Virginian-Pilot Media Companies, LLC including The Virginian-Pilot, PilotOnline.com, and Pilot Targeted Media from Landmark Media Enterprises, LLC.

•	The Virginian-Pilot is the largest daily paper in the Commonwealth of Virginia. It was founded in 1865 and has a Sunday circulation of 132,000 as of Q4 2017.

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The Virginian-Pilot has won three Pulitzer Prizes and was a 2018 Pulitzer finalist in investigative reporting for Tim Eberly’s series on Virginia’s “three strikes” law, which denied the chance for parole to some felons.

•	PilotOnline.com has a digital audience of 1.9 million monthly unique visitors as of March 2018.

•	Pilot Targeted Media includes a variety of specialty products including Inside Business and Style Weekly.

•	The Virginian-Pilot is based in Norfolk, Virginia with its production facility located in Virginia Beach, Virginia.
“From its founding in 1865 to its award-winning Pulitzer pieces, The Virginian-Pilot has a long history of a commitment to journalism. We are thrilled to welcome The Virginian-Pilot to the tronc portfolio. The inclusion of The Virginian-Pilot further strengthens our presence in the region and renews our commitment to our longstanding tradition of journalistic excellence,” said Justin Dearborn, tronc chairman and CEO.

“In order to most effectively continue its important work, The Virginian-Pilot must have the benefit of the resources of a large organization.” said Rusty Friddell, EVP and General Counsel of Landmark Media Enterprises. “tronc brings the scale and commitment to best serve its important mission,” concluded Friddell.

tronc acquired The Virginian-Pilot, in addition to its portfolio of niche publications and companion websites, from Landmark Media Enterprises for a cash purchase price of $34 million, subject to customary closing conditions. As part of the transaction, tronc also acquired The Virginian-Pilot’s real estate portfolio (comprised of approximately 460,000 square feet), including its headquarter building in downtown Norfolk, its printing and distribution facilities in Virginia Beach and a number of satellite offices in Norfolk and North Carolina.

Honigman Miller Schwartz and Cohn LLP acted as legal advisor to tronc, Inc. in connection with this transaction. Methuselah Advisors acted as financial advisor and Willcox & Savage, P.C. acted as legal advisor to Landmark Media Enterprises, LLC in connection with this transaction.

About tronc, Inc.
tronc, Inc. (NASDAQ:TRNC) is a media company rooted in award-winning journalism.  Headquartered in Chicago, tronc operates newsrooms in ten markets with titles including the Chicago Tribune, Los Angeles Times, New York Daily News, The Baltimore Sun, Orlando Sentinel, South Florida's Sun-Sentinel, Virginia’s Daily Press, The Morning Call of Lehigh Valley, Pennsylvania, Hartford Courant, and The San Diego Union-Tribune and The Virginian Pilot.

Contact:
Media Relations
tronc
Marisa Kollias
312.222.3308
mkollias@tronc.com

Investor Relations
Aaron Miles
312.222.4345
amiles@tronc.com